Exhibit 99.1

Eastman Announces Offering of $300 Million 3.500% Notes due 2021 and $500 Million 4.500% Notes due 2028

KINGSPORT, Tenn., October 30, 2018 - Eastman Chemical Company (NYSE: EMN) today announced the public offering of $300 million aggregate principal amount of 3.500% notes due 2021 (the “2021 Notes”) and $500 million aggregate principal amount of 4.500% notes due 2028 (the “2028 Notes” and, together with the 2021 Notes, the “Notes”). Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as joint book-running managers for the offering. The offering of the Notes is expected to be completed on November 6, 2018, subject to customary closing conditions.

Eastman intends to use the net proceeds from the offering of the Notes, together with cash on hand, to complete the previously announced cash tender offer (the “Tender Offer”) for any and all of its $250 million aggregate principal amount of 5.500% notes due 2019 (the “2019 Notes”), which will expire on November 5, 2018, unless extended or earlier terminated, to redeem any 2019 Notes not tendered in the Tender Offer, to redeem $550 million of the approximately $800 million aggregate principal amount outstanding of its 2.70% Notes due 2020, and to pay any related fees and expenses. Any proceeds not used for the foregoing will be used for general corporate purposes. Pending the application of any net proceeds, Eastman expects to invest such net proceeds in cash equivalents.

The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-225564) filed by Eastman with the Securities and Exchange Commission (“SEC”) on June 11, 2018 and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and an issuer free writing prospectus have been filed, and a prospectus supplement relating to the offering of the Notes will be filed, with the SEC, to which this communication relates. Prospective investors should read the issuer free writing prospectus, preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Eastman has filed with the SEC for more complete information about Eastman and the offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the prospectus and the prospectus supplement may be obtained by contacting Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This communication is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of the applicable prospectus supplement and the related prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the applicable prospectus supplement.

About Eastman Chemical Company

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws concerning, among other things, the offering of the Notes and the use of proceeds therefrom. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the third quarter of 2018.

Contacts

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com